FlowStone Opportunity Fund SC TO-I/A

EX-FILING FEES

Calculation of Filing Fee Tables

FORM SC TO-I/A

(Form Type)

FlowStone Opportunity Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$—	$0.0001531	$—
Fees Previously Paid	$37,575,044	$0.0001531	$5,752.74
Total Transaction Valuation	$37,575,044		—
Total Fees Due for Filing		—	$—
Total Fees Previously Paid	—	—	$5,752.74
Total Fee Offsets	—	—	—
Net Fee Due			$—

None